UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2014

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On March 13, 2014, Independence Holding Company issued a news release announcing its 2013 Fourth-Quarter and Annual results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated March 13, 2014: Independence Holding Company Announces 2013 Fourth-Quarter and Annual Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	March 14, 2014

INDEPENDENCE HOLDING COMPANY	CONTACT: ADAM VANDERVOORT
96 CUMMINGS POINT ROAD	(646) 509-2156
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2013 FOURTH-QUARTER AND ANNUAL RESULTS

Stamford, Connecticut, March 13, 2014. Independence Holding Company (NYSE: IHC) today reported 2013 fourth-quarter and annual results.

Financial Results

IHC reported net income of $.10 per diluted share, or $1,748,000, for the three months ended December 31, 2013 compared to $.46 per diluted share, or $8,290,000, for the three months ended December 31, 2012. Revenues increased 27% to $143,618,000 for the three months ended December 31, 2013 compared to revenues for the three months ended December 31, 2012 of $112,960,000, primarily due to increases in premium revenue. The fourth quarter of 2013 was negatively affected by a $4.2 million loss before taxes in our major-medical lines that is largely attributable to the requirements of the Affordable Care Act (ACA).

For the year ended December 31, 2013, IHC reported net income of $.77 per diluted share, or $13,779,000, compared to $1.09 per diluted share, or $19,661,000, for the year ended December 31, 2012. Revenues increased 34% to $575,044,000 for the year ended December 31, 2013 compared to revenues for the year ended December 31, 2012 of $428,061,000, primarily due to an increase in premium revenue and net realized investment gains. The year ended 2013 was negatively affected by $8.4 million of losses before taxes in our major-medical lines for the reason referred to above.

2013 results include the write-off of approximately $9.3 million of deferred acquisition costs related to a coinsurance agreement entered into by Madison National Life to cede approximately $219 million of reserves (primarily annuities) in the second quarter of 2013.  However, those costs were more than offset by the gains realized by the Company in the transaction, most of which resulted from the required sale and transfer of invested assets. Also, IHC’s 2012 results (Q4 and year-end) were positively affected by an increase of $4,637,000, net of minority interest, for an increase in the deferred tax asset related to AMIC’s federal net operating loss carryforward (NOL); there was not a corresponding positive affect during 2013. The deferred tax asset is reviewed for reasonableness on a quarterly basis.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “2014 marks our transition, after exiting the individual major-medical line and severely curtailing our small-group major-medical line, to a specialty health company focusing on higher-margin medical stop-loss and ancillary health benefits, disability income, and pet insurance.  No longer will a significant portion of our premiums be derived from unprofitable major-medical business subject to ever-changing ACA regulations. Our stop-loss and pet lines are experiencing significant growth as the markets for these products expand. Our disability income business is expanding, and the demand for our ancillary health products (dental, vision, short-term medical and supplemental products such as fixed-indemnify limited benefit, critical illness and hospital indemnity) is also increasing as consumers pursue alternatives to the expensive plans offered on the public exchanges.  We are well-positioned to take advantage of the changing distribution of these products through direct-to-consumer tools, including our private exchange (healthedeals.com), call center and consumer direct sales agency.”

 Mr. Thung continued, “Earned premium for medical stop-loss, our largest segment, grew substantially over the same quarter and twelve months of last year. This growth is being driven by the business we write on a direct basis.  Annual written premiums for the direct business increased approximately 24% over 2012 levels. We attribute this growth to enhanced sales efforts, focused underwriting and a general expansion of the market as new employer groups migrate to self-funding from fully insured in response to health care reform.  We expect continued growth of business written in 2014, as evidenced by our 35% growth in business written in January 2014, which is our largest production month. Profitability of our medical stop-loss line continues at expected levels.

Although we have generated positive underwriting margins in the fully insured segment over the past five years, our results for the fourth quarter (and the first three quarters) of 2013 were negatively affected by the significant losses in our major-medical lines of business stemming from our compliance with the requirements of the ACA. As mentioned above, we have now exited the individual major-medical line and curtailed our sale of small-group major-medical policies. The significant losses resulting from major medical are now behind us, although we may continue to see relatively insignificant negative results on the (much smaller) remaining block of policies through run-out.  In aggregate, we expect that our fully insured underwriting margins will return to or exceed their historical levels.

Our overall investment portfolio continues to be very highly rated (on average, AA) and has a duration of approximately six years. Our book value was $15.22 per share at December 31, 2013 and our total stockholders’ equity is $269 million. During 2014 to date, we have repurchased 58,632 shares of IHC stock for $739,857 at prices ranging from $11.54 to $14.00 per share.  As a result of our expected significant increase in sales of stop-loss and an increase of higher-margin fully insured products not negatively affected by reform and the absence of aforementioned significant losses, we are optimistic as to our 2014 operating results.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company) and its marketing and administrative affiliates.  Standard Security Life markets medical stop-loss, group major medical, short-term medical, limited medical, group long-term and short-term disability and life, dental, vision and various supplemental products. Madison National Life sells group life and disability, group major medical, dental, individual life insurance and various supplemental products. Independence American offers pet insurance, non-subscriber occupational accident, international coverages, small-group major medical and short-term medical. IHC owns certain subsidiaries through its majority ownership of American Independence Corp. (NASDAQ: AMIC), which is a holding company principally engaged in the insurance and reinsurance business.

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements or earnings guidance, and does not undertake to provide any such guidance in the future.

INDEPENDENCE HOLDING COMPANY

FOURTH QUARTER REPORT

December 31, 2013

(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES:
Premiums earned	$127,984	$94,588	$495,991	$356,067
Net investment income	5,627	7,650	27,471	33,356
Fee income	8,083	8,226	26,954	29,290
Other income	945	1,395	4,878	4,953
Net realized investment gains	979	1,101	19,750	5,099
Total other-than-temporary impairment losses	-	-	-	(704)
	143,618	112,960	575,044	428,061

EXPENSES:
Insurance benefits, claims and reserves	91,877	64,357	354,790	244,791
Selling, general and administrative expenses	46,214	40,405	179,553	149,999
Amortization of deferred acquisitions costs	1,340	1,754	15,132	6,566
Interest expense on debt	468	503	1,915	2,091

	139,899	107,019	551,390	403,447

Income before income taxes	3,719	5,941	23,654	24,614
Income taxes	1,577	(4,120)	8,398	2,003

Net income	2,142	10,061	15,256	22,611
Less: income from noncontrolling interests
in subsidiaries	(394)	(1,771)	(1,477)	(2,950)

NET INCOME ATTRIBUTABLE TO IHC	$1,748	$8,290	$13,779	$19,661

Basic income per common share	$.10	$.46	$.78	$1.09

WEIGHTED AVERAGE SHARES OUTSTANDING	17,682	17,946	17,758	17,979

Diluted income per common share	$.10	$.46	$.77	$1.09

WEIGHTED AVERAGE DILUTED SHARES
OUTSTANDING	17,815	18,123	17,871	18,088

As of March 1, 2014, there were 17,608,549 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31,	December 31,
	2013	2012

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	22,594	33,956
Trading securities	7,125	7,016
Fixed maturities, available-for-sale	542,287	719,602
Equity securities, available-for-sale	11,803	15,598
Other investments	25,123	35,134
Total investments	608,982	811,356

Cash and cash equivalents	24,229	23,945
Deferred acquisition costs	29,777	33,401
Due and unpaid premiums	59,435	49,430
Due from reinsurers	380,229	166,880
Premium and claim funds	37,353	40,596
Goodwill	50,318	50,318
Other assets	78,712	86,382

TOTAL ASSETS	$1,269,035	$1,262,308

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Policy benefits and claims	$237,754	$194,480
Future policy benefits	287,449	290,238
Funds on deposit	274,826	278,084
Unearned premiums	12,423	8,453
Other policyholders' funds	25,129	22,373
Due to reinsurers	37,113	48,192
Accounts payable, accruals and other liabilities	71,889	71,495
Debt	6,000	8,000
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	990,729	959,461

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,524	18,462
Paid-in capital	126,239	126,589
Accumulated other comprehensive income (loss)	(10,472)	15,013
Treasury stock, at cost	(8,169)	(4,533)
Retained earnings	142,669	130,153

TOTAL IHC STOCKHOLDERS’ EQUITY	268,791	285,684
NONCONTROLLING INTERESTS IN SUBSIDIARIES	9,515	17,163

TOTAL EQUITY	278,306	302,847

TOTAL LIABILITIES AND EQUITY	$1,269,035	$1,262,308